EXHIBIT 99.1

IXYS Corporation Reports Results for the Quarter and Year Ended March 31, 2017

Quarter Highlights:

  Net revenues for the quarter were $83.4 million, an increase of $3.6 million, or 4.5%, as compared to $79.8 million in net revenues for the March 2016 quarter. Sequentially, net revenues increased by $3.9 million, or 4.9%, as compared to $79.5 million in the December 2016 quarter.
  Gross profit was $29.2 million, or 35.0% of net revenues, which favorably compared to the $24.1 million gross profit, or 30.2% of net revenues, recorded in the March 2016 quarter.  On a sequential basis, gross margins rose about 110 basis points from 33.9% in the December 2016 quarter.
  Net income for the quarter ended March 31, 2017 was $9.3 million, or $0.28 per diluted share, an increase of $3.1 million, or 50.0%, as compared to $6.2 million in net income, or $0.19 per diluted share, for the prior year comparable quarter.
  Cash and cash equivalents totaled $167.9 million at March 31, 2017, after generating $9.7 million in cash from operations during the quarter.
  In the March 2017 quarter, the company conducted a stock buyback of 96,200 shares for $1.2 million.

Fiscal Year Highlights:

  Net revenues were $322.1 million, an increase of $4.9 million, or 1.5%, as compared to $317.2 million in the prior fiscal year.
  Gross profit for the twelve months ended March 31, 2017 was $105.6 million, or 32.8% of net revenues, as compared to gross profit of $99.8 million, or 31.4% of net revenues, for the prior fiscal year.
  Net income was $21.3 million, an increase of $6.6 million, or 44.8%, as compared to the prior fiscal year.
  Adjusted EBITDA, which excludes the impact of charges for the amortization and impairment of acquired intangible assets and stock compensation, was $46.9 million for the fiscal year ended March 31, 2017.

LEIDEN, Netherlands and MILPITAS, Calif., June 02, 2017 (GLOBE NEWSWIRE) -- IXYS Corporation (NASDAQ:IXYS), an international power semiconductor and IC company, today announced financial results for its quarter and fiscal year ended March 31, 2017.

Net revenues for the quarter were $83.4 million, an increase of $3.6 million, or 4.5%, as compared to $79.8 million in net revenues for the March 2016 quarter. Sequentially, March 2017 net revenues increased by $3.9 million, or 4.9%, from net revenues of $79.5 million in the December 2016 quarter. For the twelve months ended March 31, 2017, IXYS reported net revenues of $322.1 million, an increase of $4.9 million, or 1.5%, as compared to net revenues of $317.2 million for the prior fiscal year.

Net income for the quarter ended March 31, 2017 was $9.3 million, or $0.28 per diluted share, an increase of $3.1 million, or 50.0%, as compared to net income of $6.2 million, or $0.19 per diluted share, for the same period in the prior fiscal year. Sequentially, net income in the March 2017 quarter increased by $4.2 million, or 82.2%, from net income of $5.1 million in the December 2016 quarter. The March 2017 quarter non-GAAP net income, which excludes the impact of charges for the amortization and impairment of acquired intangible assets and stock compensation, was $10.8 million, or $0.33 per diluted share, as compared to non-GAAP net income of $8.2 million, or $0.26 per diluted share, for the same period in the prior fiscal year.

Net income for the twelve months ended March 31, 2017 was $21.3 million, or $0.66 per diluted share, an increase of $6.6 million, or 44.8%, as compared to net income of $14.7 million, or $0.46 per diluted share, for the prior fiscal year. For the twelve months ended March 31, 2017, non-GAAP net income was $28.3 million, or $0.88 per diluted share, as compared to the non-GAAP net income of $22.6 million, or $0.70 per diluted share, for the prior fiscal year.

Gross profit for the quarter ended March 31, 2017 was $29.2 million, or 35.0% of net revenues, as compared to gross profit of $24.1 million, or 30.2% of net revenues, for the March 2016 quarter.  On a sequential basis, the gross profit margin increased by about 110 basis points from 33.9% of net revenues recorded in the December 2016 quarter.  Gross profit for the twelve months ended March 31, 2017 was $105.6 million, or 32.8% of net revenues, as compared to the gross profit of $99.8 million, or 31.4% of net revenues, for the prior fiscal year.

“Efforts to increase gross margins are bearing fruit as evidenced by three consecutive quarters of growth in margins. Higher net revenues reflect strengthening demand for our products. In particular, our power product sales have been boosted by demand in the industrial market. Our backlog looks healthy for the coming quarters,” stated Mr. Uzi Sasson, CEO and CFO of IXYS Corporation.

Cash and cash equivalents totaled $167.9 million at March 31, 2017, after generating $9.7 million in cash from operations during the quarter. Adjusted EBITDA was $13.6 million for the March 2017 quarter and $46.9 million for the year ended March 31, 2017.

“We implemented strategic directives that mirrored global market dynamics, which resulted in improved product focus, an increased rate of investment and better financial results,” commented Dr. Nathan Zommer, Founder of IXYS Corporation. “We have taken actions in recent years to strengthen IXYS financially, bolstering our cash position for opportunistic, organic and acquisitive growth.  We have also concentrated on efforts to increase our stockholders equity.”

In the March 2017 quarter, IXYS purchased 96,200 shares for $1.2 million under its authorized buyback program. IXYS still has about 736,000 shares authorized for purchase under the program.

“We are pleased with IXYS’ financial metrics for the March 2017 quarter and will work diligently to continue this positive trend in the quarters ahead. Much will be dependent on global market growth and the resumption of customer buying trends.  Therefore, we expect revenues in the June 2017 quarter to increase 2-3% from the March 2017 quarter,” noted Mr. Sasson.

Non-GAAP Information

Included above and within the attached schedules are certain non-GAAP financial figures. The company incurred non-cash charges, including those associated with the amortization and impairment of acquired intangible assets and stock compensation. Adjusting the net income to exclude the impact of the amortization and impairment of acquired intangible assets and stock compensation expenses and the applicable tax at the effective tax rate for the respective periods results in a financial presentation for the company without the effect of these non-cash charges. Similarly, adjusted EBITDA reflects the exclusion of depreciation and amortization of acquired intangible assets, stock compensation expenses, interest and taxes, and may serve as an indication of the company’s ability to service its debt. Management believes non-GAAP net income, non-GAAP net income per share and adjusted EBITDA are useful measures of operating performance. However, the non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income and net income per share or other financial measures prepared in accordance with GAAP.

These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Other companies in our industry may calculate non-GAAP net income, non-GAAP net income per share and adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunication industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid state relays, high voltage integrated circuits, and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. IXYS semiconductors are also key to developments of new medical devices and systems that provide unique solutions in diagnostics and therapy for the leading medical equipment OEMs worldwide. With an end-customer base of over 3,500 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to product demand, backlog, growth, the trend in financial metrics, customer buying trends and our revenues in the June 2017 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, manufacturing challenges, capacity limitations, adverse changes in customer demand, declining economic conditions, increasing product costs or changes in currency exchange rates, among other things. Further information on other factors that could affect IXYS is detailed and included in reports that IXYS has filed with the Securities and Exchange Commission, including its Form 10-Q for the fiscal quarter ended December 31, 2016. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	March 31,	March 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$167,904	$155,806
Restricted cash	1,330	277
Accounts receivable, net	41,167	38,440
Inventories, net	89,436	89,604
Prepaid expenses and other current assets	3,977	4,203
Total current assets	303,814	288,330
Property, plant and equipment, net	42,240	42,623
Other assets	63,186	63,724
Deferred income taxes	24,739	28,024

Total assets	$433,979	$422,701

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of notes payable to bank	1,058	1,804
Accounts payable	11,409	11,416
Accrued expenses and other current liabilities	25,347	21,290
Total current liabilities	37,814	34,510
Notes payable and other liabilities, net of current portion	83,409	92,589
Pension liabilities	14,901	16,307
Total liabilities	136,124	143,406

Common stock	383	382
Additional paid-in capital	159,008	152,200
Retained earnings	167,009	146,979
Accumulated other comprehensive (loss)	(28,545)	(20,266)
Stockholders' equity	297,855	279,295

Total liabilities and stockholders' equity	$433,979	$422,701

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2017	2016	2017	2016

Net revenues	$83,372	$79,772	$322,123	$317,209
Cost of goods sold	54,178	55,657	216,541	217,451
Gross profit	29,194	24,115	105,582	99,758

Operating expenses:
Research, development and engineering	8,077	7,219	30,538	29,986
Selling, general and administrative	11,279	8,789	41,733	38,384
Amortization of acquired intangibles	605	1,273	3,068	5,555
Impairment of acquired intangibles	-	-	1,391	-
Total operating expenses	19,961	17,281	76,730	73,925
Operating income	9,233	6,834	28,852	25,833
Other (expense) income, net	457	56	48	(2,344)
Income before income tax provision	9,690	6,890	28,900	23,489
Provision for income tax	396	693	7,552	8,748
Net income	$9,294	$6,197	$21,348	$14,741

Net income per share - basic	$0.29	$0.20	$0.68	$0.47

Weighted average shares used in per share calculation - basic	31,724	31,441	31,544	31,579

Net income per share - diluted	$0.28	$0.19	$0.66	$0.46

Weighted average shares used in per share calculation - diluted	32,635	32,076	32,248	32,381

Reconciliation of net income to non-GAAP net income (in thousands, unaudited):
	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2017	2016	2017	2016

Net income	$9,294	$6,197	$21,348	$14,741

Amortization and impairment of acquired intangible assets	605	1,273	4,459	5,555
Stock compensation expense	887	814	3,438	3,592
Tax on stock compensation expense	(36)	(82)	(898)	(1,338)
Non-GAAP net income	$10,750	$8,202	$28,347	$22,550

Reconciliation of net income per share, diluted to non-GAAP net income per share, diluted (unaudited):
	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2017	2016	2017	2016

Net income per share, diluted	$0.28	$0.19	$0.66	$0.46

Amortization and impairment of acquired intangible assets	0.02	0.04	0.14	0.17
Stock compensation expense	0.03	0.03	0.11	0.11
Tax on stock compensation expense	0.00	0.00	(0.03)	(0.04)
Non-GAAP net income per share, diluted	$0.33	$0.26	$0.88	$0.70

Weighted average shares used in per share calculation, diluted	32,635	32,076	32,248	32,381

Adjusted EBITDA (in thousands, unaudited)
	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Net income	$9,294	$6,197	$21,348	$14,741

Add:
Income tax expense	396	693	7,552	8,748
Interest expense	649	611	2,545	1,641
Impairment of acquired intangibles	-	-	1,391	-
Depreciation and amortization	2,324	3,503	10,597	13,981
Stock compensation expense	887	814	3,438	3,592
Adjusted EBITDA	$13,550	$11,818	$46,871	$42,703

Contact:
Uzi Sasson
CEO and CFO
IXYS Corporation
1590 Buckeye Drive
Milpitas, California 95035
(408) 457-9000